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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 29, 2012

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ServiceSource International, Inc.
(Exact name of Registrant as specified in its charter)

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Delaware	001-35108	81-0578975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

634 Second Street
San Francisco, California 94107
(Address of principal executive offices, including zip code)

(415) 901-6030
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

David S. Oppenheimer will be departing the Company in February 2013. The Company has begun a search for a successor Chief Financial Officer. Mr. Oppenheimer's intended departure is not due to any disagreement with the Company regarding any financial or other matters. Mr. Oppenheimer intends to assist the Company with an orderly transition of responsibilities until the Company completes its annual report on Form 10-K for the year ending December 31, 2012. He will plan on continuing to serve as the Chief Financial Officer of the Company until the Form 10-K is completed.

On December 5, 2012, the Company and Mr. Oppenheimer entered into a Separation Agreement and Release (the "Agreement") detailing the terms of Mr. Oppenheimer's separation. Consistent with his 2010 employment agreement, and upon the conclusion of Mr. Oppenheimer's employment in February 2013, Mr. Oppenheimer's will receive a severance payment equal to the sum of six months of his base salary, as well as 50% of his target annual bonus and an amount equal, on an after tax basis, to the aggregate COBRA premiums that Mr. Oppenheimer would otherwise pay for the twelve months following his separation from the Company if he timely elected COBRA. He also will have up to nine months to exercise any stock options that were vested at the time of his departure, as provided in his 2010 employment agreement. Except as noted above, there are no other compensation or severance benefits that will be earned or paid to Mr. Oppenheimer upon his departure, and all payments and benefits described above are subject to his not revoking his release agreement within the applicable statutory revocation periods.

The Company greatly appreciates the contributions Mr. Oppenheimer has made to ServiceSource.

Appointment of Richard Campione to the Board

On November 29, 2012, the Board of Directors (the "Board") of ServiceSource International, Inc. (the "Company" or "ServiceSource") elected Richard Campione to be a member of the Board as a Class II director, to stand for reelection at the annual meeting of the Company to be held in 2013. Mr. Campione was also appointed to serve on the Nominating and Corporate Governance Committee of the Board, replacing Anthony Zingale.

There are no arrangements or understandings between Mr. Campione and any other persons pursuant to which Mr. Campione was named as a director of the Company. Mr. Campione does not have any family relationship with any of the Company's directors or executive officers. Mr. Campione has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

As previously disclosed in the Company's proxy statement for the 2012 Annual Meeting of Stockholders, as a non-employee director, Mr. Campione will receive an annual retainer of $20,000, as well as an additional annual retainer of $7,500 for his services on the Nominating and Corporate Governance Committee of the Board. In accordance with the Company's outside director compensation policy, Mr. Campione was automatically granted a stock option to purchase 75,000 shares of the Company's common stock on the date of his appointment to the Board. The Company and Mr. Campione intend to enter into the Company's standard form of director indemnification agreement.

Departure of Anthony Zingale from the Board

On November 29, 2012, Anthony Zingale, a Class II director, resigned from the Board of the Company, and the Nominating and Corporate Governance Committee of the Board, effective immediately. Mr. Zingale's resignation did not involve any disagreements with the Company. Mr. Zingale is required to leave the Company's board in anticipation of Jive Software, Inc. ("Jive") potentially entering a commercial relationship with PricewaterhouseCoopers ("PwC"). PwC is the Company's independent auditing firm, and Mr. Zingale is Chief Executive Officer of Jive.

Attached to this Form 8-K is a press release regarding the election of Mr. Campione as a director of the Company. The information in the press release attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated December 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2012

SERVICESOURCE INTERNATIONAL, INC.

By:	/s/ Paul D. Warenski
Name:	Paul D. Warenski
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated December 5, 2012 PDF